EXHIBIT 99.1

Heritage-Crystal Clean, Inc. Announces 2016 First Quarter Financial Results

ELGIN, Ill., May 04, 2016 (GLOBE NEWSWIRE) -- Heritage-Crystal Clean, Inc. (Nasdaq:HCCI), a leading provider of parts cleaning, used oil re-refining, and hazardous and non-hazardous waste services primarily focused on small and mid-sized customers, today announced results for the first quarter of fiscal 2016, which ended March 26, 2016.

First quarter highlights include:

  Revenues decreased 6.6%, to $78.5 million, compared to $84.0 million in the first quarter of fiscal 2016.  The decrease was mainly driven by a $5.1 million shortfall in the Oil Business segment, due to lower selling prices for our products that tend to track crude oil prices.

  Our Environmental Services segment includes parts cleaning, containerized waste, and vacuum services.  During the first quarter, Environmental Services revenues decreased $0.5 million, or 1.0%, compared to the first quarter of fiscal 2015.  The first quarter revenue decline resulted, in part, from reduced activity at customers in and around the oil industry and lower energy surcharge revenue.

  Same-branch revenues for our Environmental Services segment increased 1.2% for the quarter, measured for the 82 branches that were in operation throughout both the first quarters of fiscal 2016 and 2015.

  Average revenues per working day in the first quarter of fiscal 2016 in our Environmental Services segment were approximately $870,000, compared to approximately $880,000 in the first quarter of fiscal 2015.

  Our Oil Business segment includes used oil collection and re-refining activities.  During the first quarter of fiscal 2016, Oil Business revenues decreased $5.1 million, to $26.1 million from $31.2 million in the first quarter of fiscal 2015.  The decrease was due to lower selling prices for our base oil and Recycled Fuel Oil (RFO) products.  The average price for our base lube oil product decreased by approximately 35% compared to the first quarter of fiscal 2015.

  During the first quarter of fiscal 2016, we produced base oil at a rate of 96% of the nameplate capacity of our re-refinery which is now up to 75 million gallons of feedstock per year.  This represents a new company record for base oil production in a 12-week quarter.

  In the first quarter of 2016, we wrote down the value of solvent inventories by $0.8 million and oil inventories by $0.7 million for a total write down of inventories during the quarter of $1.5 million as a result of lower crude oil and related product prices.

  Net loss attributable to common stockholders for the first quarter was $1.8 million compared to $0.9 million for the year earlier quarter.  Loss per share was $0.08 in the first quarter of fiscal 2016 compared to $0.04 in the first quarter of fiscal 2015.

The Company's Founder, President, and Chief Executive Officer, Joe Chalhoub, commented, "The challenging environment created by the continued decline of crude oil prices during January and February negatively impacted our results for the first quarter.  However, we were able to make progress in several areas of the business which we believe should position us for improved performance during the remainder of 2016."

Chalhoub added, "During the first quarter we increased the weighted average price we charged our customers for our used oil collection service by over 25 cents per gallon compared to the fourth quarter of fiscal 2015.  In addition we increased the revenue generated from our used oil filter collection service by approximately two times compared to the first quarter of fiscal 2015.  We also set a production record at our re-refinery.  Finally, while we have experienced low base oil prices early in the year, the most recent price adjustments in the market have been upwards."

Chalhoub also added, “While the headwinds to our Environmental Services revenue growth have been stronger than anticipated, we are hopeful that our focus on cross selling to our over 100,000 customer locations will allow us to return to our historical growth rates before the end of fiscal 2016."

Mark DeVita, Chief Financial Officer stated, "Despite the lack of revenue growth, we were pleased with our profit before SG&A expense in the Environmental Services segment which was 26.4% for the first quarter of fiscal 2016.  This represents an increase of almost 300 basis points compared to the first quarter of fiscal 2015 and is a record high percentage for profit before SG&A expense for a first quarter in this segment.

DeVita added, "As of the end of the first quarter, we believe our balance sheet is strong.  Our leverage ratio at the end of the first quarter of fiscal 2016 reflected debt at 2.2 times EBITDA, as calculated in accordance with our bank credit agreement, which is well below our maximum allowable leverage.  This leverage figure is calculated before considering our $22.4 million of cash on hand as of the end of first quarter 2016."

Safe Harbor Statement

All references to the “Company,” “we,” “our,” and “us” refer to Heritage-Crystal Clean, Inc., and its subsidiaries.

This release contains forward-looking statements that are based upon current management expectations.  Generally, the words "aim," "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "project," "should," "will be," "will continue," "will likely result," "would" and similar expressions identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements or industry results to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. These risks, uncertainties and other important factors include, among others: general economic conditions and downturns in the business cycles of automotive repair shops, industrial manufacturing businesses and small businesses in general; increased solvent, fuel and energy costs and volatility in the price of crude oil, the selling price of lubricating base oil, solvent, fuel, energy, and commodity costs; our ability to enforce our rights under the FCC Environmental purchase agreement; our ability to pay our debt when due and comply with our debt covenants; our ability to successfully operate our used oil re-refinery and to cost effectively collect or purchase used oil or generate operating results; our ability to realize the anticipated benefits from our used oil re-refinery expansion within the expected time period, or at all; increased market supply or decreased demand for base oil; further consolidation and/or declines in the United States automotive repair and manufacturing industries; the impact of extensive environmental, health and safety and employment laws and regulations on our business; legislative or regulatory requirements or changes adversely affecting our business; competition in the industrial and hazardous waste services industries and from other used oil re-refineries; claims and involuntary shutdowns relating to our handling of hazardous substances; the value of our used solvents and oil inventory, which may fluctuate significantly; our ability to expand our non-hazardous programs for parts cleaning; our dependency on key employees; our level of indebtedness, which could affect our ability to fulfill our obligations, impede the implementation of our strategy, and expose us to interest rate risk; our ability to effectively manage our extended network of branch locations; the control of The Heritage Group over the Company; and the risks identified in our Annual Report on Form 10-K filed with the SEC on March 16, 2016 and subsequent filings with the SEC. Given these uncertainties, you are cautioned not to place undue reliance on these forward-looking statements.  We assume no obligation to update or revise them or provide reasons why actual results may differ.  The information in this release should be read in light of such risks and in conjunction with the consolidated financial statements and the notes thereto included elsewhere in this release.

About Heritage-Crystal Clean, Inc.

Heritage-Crystal Clean, Inc. provides parts cleaning, used oil re-refining, and hazardous and non-hazardous waste services to small and mid-sized customers in both the manufacturing and vehicle service sectors.  Our service programs include parts cleaning, containerized waste management, used oil collection and re-refining, vacuum truck services, waste antifreeze collection and recycling, and field services.  These services help our customers manage their used chemicals and liquid and solid wastes, while also helping to minimize their regulatory burdens.  Our customers include businesses involved in vehicle maintenance operations, such as car dealerships, automotive repair shops, and trucking firms, as well as small manufacturers, such as metal product fabricators and printers.  Through our used oil re-refining program, we recycle used oil into high quality lubricating base oil, and we are a supplier to firms that produce and market finished lubricants.  Heritage-Crystal Clean, Inc. is headquartered in Elgin, Illinois, and operates through 81 branches serving over 103,000 customer locations.

Conference Call

The Company will host a conference call on Thursday May 5, 2016 at 9:30 AM Central Time, during which management will make a brief presentation focusing on the Company's operations and financial results.  Interested parties can listen to the audio webcast available through our company website, http://www.crystal-clean.com/investor/FinancialReleases.asp, and can participate in the call by dialing (720) 545-0014.

The Company uses its website to make available information to investors and the public at www.crystal-clean.com.

Heritage-Crystal Clean, Inc.
Condensed Consolidated Balance Sheets
(In Thousands, Except Share and Par Value Amounts)
(Unaudited)

	March 26, 2016	January 2, 2016
ASSETS
Current Assets:
Cash and cash equivalents	$22,399	$23,608
Accounts receivable - net	41,891	41,592
Inventory - net	22,253	24,774
Other current assets	4,286	4,810
Total Current Assets	90,829	94,784
Property, plant and equipment - net	132,046	131,365
Equipment at customers - net	23,083	23,172
Software and intangible assets - net	22,161	22,202
Goodwill	31,509	30,325
Total Assets	$299,628	$301,848

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$24,077	$25,129
Accrued salaries, wages, and benefits	4,085	4,330
Taxes payable	6,697	6,735
Current maturities of long-term debt and term loan	6,681	6,700
Other current liabilities	4,691	3,617
Total Current Liabilities	46,231	46,511
Term loan, less current maturities	62,936	62,778
Deferred income taxes	1,861	2,726
Total Liabilities	$111,028	$112,015

STOCKHOLDERS' EQUITY:
Common stock - 26,000,000 shares authorized at $0.01 par value, 22,225,537 and 22,213,364 shares issued and outstanding at March 26, 2016 and January 2, 2016, respectively	$222	$222
Additional paid-in capital	183,051	182,558
Retained earnings	4,617	6,385
Total Heritage-Crystal Clean, Inc. Stockholders' Equity	187,890	189,165
Noncontrolling interest	710	668
Total Equity	$188,600	$189,833
Total Liabilities and Stockholders' Equity	$299,628	$301,848

Heritage-Crystal Clean, Inc.
Condensed Consolidated Statements of Operations
(In Thousands, Except per Share Amounts)
(Unaudited)

	First Quarter Ended,
	March 26, 2016	March 28, 2015

Revenues
Product revenues	$23,704	$34,397
Service revenues	54,749	49,639
Total revenues	$78,453	$84,036

Operating expenses
Operating costs	$64,247	$69,714
Selling, general, and administrative expenses	12,208	11,066
Depreciation and amortization	4,128	4,333
Other income - net	58	99
Operating loss	(2,072)	(978)
Interest expense – net	518	554
Loss before income taxes	(2,590)	(1,532)
Benefit from income taxes	(864)	(632)
Net loss	(1,726)	(900)
Income attributable to noncontrolling interest	42	41
Net loss attributable to Heritage-Crystal Clean, Inc. common stockholders	$(1,768)	$(941)

Net loss per share: basic	$(0.08)	$(0.04)
Net loss per share: diluted	$(0.08)	$(0.04)

Number of weighted average shares outstanding: basic	22,225	22,119
Number of weighted average shares outstanding: diluted	22,225	22,119

Heritage-Crystal Clean, Inc.
Segment Information
(In Thousands)
(Unaudited)

First Quarter Ended,
March 26, 2016
	Environmental Services	Oil Business	Corporate and Eliminations	Consolidated

Revenues
Product revenues	$5,029	$18,675	$—	$23,704
Service revenues	47,333	7,416		54,749
Total revenues	$52,362	$26,091	$—	$78,453
Operating expenses
Operating costs	36,806	27,441	—	64,247
Operating depreciation and amortization	1,714	1,580	—	3,294
Profit (loss) before corporate selling, general, and administrative expenses	$13,842	$(2,930)	$—	$10,912
Selling, general, and administrative expenses			12,208	12,208
Depreciation and amortization from SG&A			834	834
Total selling, general, and administrative expenses			$13,042	$13,042
Other income - net			58	58
Operating loss				(2,072)
Interest expense – net			518	518
Loss before income taxes				$(2,590)

First Quarter Ended,
March 28, 2015
	Environmental Services	Oil Business	Corporate and Eliminations	Consolidated

Revenues
Product revenues	$5,340	$29,057	$—	$34,397
Service revenues	47,545	2,094		49,639
Total revenues	$52,885	$31,151	$—	$84,036
Operating expenses
Operating costs	38,713	31,001	—	69,714
Operating depreciation and amortization	1,727	1,864	—	3,591
Profit (loss) before corporate selling, general, and administrative expenses	$12,445	$(1,714)	$—	$10,731
Selling, general, and administrative expenses			11,066	11,066
Depreciation and amortization from SG&A			742	742
Total selling, general, and administrative expenses			$11,808	$11,808
Other income – net			99	99
Operating loss				(978)
Interest expense – net			554	554
Loss before income taxes				$(1,532)

Total assets by segment as of March 26, 2016 and January 2, 2016 were as follows:

(Thousands)	March 26, 2016	January 2, 2016
Total Assets:
Environmental Services	$131,439	$133,718
Oil Business	132,237	132,556
Unallocated Corporate Assets	35,952	35,574
Total	$299,628	$301,848

Segment assets for the Environmental Services and Oil Business segments consist of property, plant, and equipment, intangible assets, goodwill, accounts receivable, and inventories allocated to each segment. Unallocated Corporate Assets consist of cash, prepaids, and property, plant and equipment used at the Corporate headquarters.

Heritage-Crystal Clean, Inc.
Reconciliation of our Net Loss Determined in Accordance with U.S. GAAP to Earnings Before Interest, Taxes, Depreciation & Amortization (EBITDA)
(Unaudited)

	First Quarter Ended,
	(Dollars in Thousands)

	March 26, 2016	March 28, 2015

Net loss	$(1,726)	$(900)

Interest expense - net	518	554

Benefit from income taxes	(864)	(632)

Depreciation and amortization	4,128	4,333

EBITDA(a)	$2,056	$3,355

Inventory write down(c)	1,465	2,601

Acquisition and integration costs of FCC Environmental	—	1,402

Non-cash compensation	373	235

Adjusted EBITDA(b)	$3,894	$7,593

(a)	EBITDA represents net income before provision for income taxes, interest income, interest expense, depreciation and amortization. We have presented EBITDA because we consider it an important supplemental measure of our performance and believe it is frequently used by analysts, investors, our lenders and other interested parties in the evaluation of companies in our industry. Management uses EBITDA as a measurement tool for evaluating our actual operating performance compared to budget and prior periods. Other companies in our industry may calculate EBITDA differently than we do. EBITDA is not a measure of performance under U.S. GAAP and should not be considered as a substitute for net income prepared in accordance with U.S. GAAP. EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under U.S. GAAP. Some of these limitations are:

EBITDA does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

EBITDA does not reflect interest expense or the cash requirements necessary to service interest or principal payments on our debt;

EBITDA does not reflect tax expense or the cash requirements necessary to pay for tax obligations; and

Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements.

We compensate for these limitations by relying primarily on our U.S. GAAP results and using EBITDA only as a supplement.
(b)	Adjusted EBITDA represents EBITDA adjusted for certain non-cash or infrequently occurring items such as:
(1) Non-cash inventory impairment charge, which is included in Operating Costs
(2) Acquisition and integration costs related to the purchase of FCC Environmental, which are included in SG&A
(3) Non-cash compensation expenses which are recorded in SG&A
We have presented Adjusted EBITDA because we consider it an important supplemental measure of our performance and believe it may be used by analysts, investors, our lenders, and other interested parties in the evaluation of our performance. Other companies in our industry may calculate Adjusted EBITDA differently than we do. Adjusted EBITDA is not a measure of performance under U.S. GAAP and should not be considered as a substitute for net income prepared in accordance with U.S. GAAP. Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under U.S. GAAP.
(c)	The write down of inventory values resulted in lower carrying costs for certain types of inventories. Depending on various factors, it is possible that these lower inventory values may result in lower cost of sales in future periods and thereby positively impact profitability in future periods.

CONTACT:
Mark DeVita
Chief Financial Officer
(847) 836-5670